Exhibit 10.8

FORM OF LOAN AGREEMENTS

English Translation

FORM OF LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into as of August 20, 2008 between and by the following Parties in Beijing, People’s Republic of China (“China” or “PRC”):

Party A:	Beijing AmazGame Age Internet Technology Co., Ltd., with the registered address of No. 1210, Building 3, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing; and the legal representative is Tao WANG; and

Party B:	, with the address of ; and ID number of .

(In this Agreement, Party A and Party B are called collectively as the “Parties” and respectively as “Party” or “Other Party”)

WHEREAS,

1.	Party A, a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws;

2.	Party B, a PRC citizen and the shareholder of Beijing Gamease Age Digital Technology Co., Ltd. (“Gamease”) holding % equity interests of Gamease; and

3.	Party A and Party B concluded a loan agreement, pursuant to which Party A agreed to provide the interest free loan to Party B with the amount of RMB for Party B in order to establish Gamease;

NOW, THEREFORE, in order to clarify the Parties’ rights and obligations, through friendly negotiations, the Parties hereby agree as follows:

1.	Loan

1.1	Under the provisions and conditions of this Agreement, Party A has provided an interest-free loan to Party B with the principal as RMB and Party B has received the aforesaid loan.

1.2	Party B confirms that it has received the payment of loan and used all of the loan for establishing Gamease.

2.	Term of Loan

2.1.	The term of such loan starts from until ten (10) years after signing this Agreement and could be extended upon the written confirmation by Party A and the extended period shall be determined by Party A.

2.2.	During the term or extended term of such a loan, Party A may accelerate the loan repayment in written notice, if any of the following events occurs:

(1)	Party B quits or is dismissed by Party A or its affiliates;

(2)	Party B dies or becomes a person without capacity or with limited capacity for civil acts;

(3)	Party B commits a crime or is involved in a crime;

(4)	Any other third party claims more than RMB100,000 against Party B;

(5)	Any statement or warranties made by Party B under this Agreement is untrue or in accurate in any material aspects; or Party B breaches the obligations under this Agreement; or

(6)	According to the PRC laws, Party A or its designated person may be qualified to invest in the business of value-added telecommunication, such as internet information service and other services, which Gamease runs, and also Party A has a written notice to Gamease and exercised its right of purchase in accordance with the terms of Equity Interest Purchase Agreement (“Purchase Agreement”).

3.	Repayment of Loan

3.1.	The Parties herein agree and confirm that Party B or their successors or assignees have to repay the loan only by the following methods: transfer all equity interest in Gamease to Party A in compliance with PRC laws and use the proceeds to repay the loan when the loan is due and Party A gives a written notice.

3.2.	Without the written consent made by Party A, Party B shall not repay such loan partially or in full.

3.3.

Based on the Clause 3.1, all parties herein agree and confirm that, according to the PRC laws, Party A or its designated person (including natural person, legal entity or any other entity) has the right, but not the obligation, to purchase all or part of the equity interest held by Party B in Gamease (the “Option”) at anytime, however, Party A shall notify Party B of such purchase of equity interests with a written notice. Once the written notice for exercising the Option is issued by Party A, Party B shall sell his all or part of equity interests of Gamease upon Party A’s request and instructions (including the equity interest obtained by any methods after such notice date) with the original invest price (the “Original Investment Price”, means RMB 100,000 for each 1% of equity interests) or price otherwise stipulated by laws according to the consent of

Party A to Party A or its designated person. All parties agree and confirm that when Party A exercises the Option, the price that allowed by the applicable law at the time is higher than the Original Investment Price, Party A shall purchase the equity interests at the lowest price in accordance with the applicable law; if the lowest price is higher than the Original Investment Price, Party B shall reimburse the exceeding amount to Party A pursuant to Article 4 of this Agreement. All parties agree to execute the Purchase Agreement in connection with above matters.

3.4.	The Parties agree to complete the registration for changing the shareholder at relevant administration for industry and commerce authorities; and the equity transfer abovementioned shall be considered as complete after Party A or its designated person is registered as legal owner of target equity interests.

4.	Interests of Loan

All parties agree and confirm that this loan is an interest-free loan unless otherwise provided in this Agreement. But if the loan is due and Party B has to transfer his equity interests in Gamease to Party A pursuant to this Agreement or its designated person and the proceeds exceed the loan principal due to the legal requirement or other reasons, the extra amount over the principal of proceeds will be considered as the interests or capital use cost, which shall be repaid to Party A.

5.	Party B’s Representative, Warranties and Promises

5.1	Party B shall deliver the copy of Capital Contribution Certificate which evidences he owns 40% equity interests of Gamease to Party A.

5.2	As the guarantee of the loan, Party B agrees to pledge all equity interests held in Gamease to Party B and grant Party B an option right to purchase such equity interests; and Party B agrees to execute the Equity Pledge Agreement and Purchase Agreement upon the request of Party A.

5.3	Without prior written consent by Party A, not, upon the execution of this Agreement, to sale, transfer, mortgage or dispose, in any other form, any equity interests or any other rights, or to approve any other security interest set on it except the set is for the Party A’s benefit.

5.4	Without the prior written consent by Party A, not to decide or support or execute any shareholders resolution on Gamease’s shareholders’ meeting that approves any sale, transfer, mortgage or dispose of any legitimate or beneficial interest of equity interest, or allows any other security interest set on it, other than made to Party A or its designated persons.

5.5	Without prior written notice by Party A, they shall not agree or support or execute any shareholders resolution on the Gamease’s shareholders’ meeting that approves Gamease to merger or associate with any person (under this Agreement, the “person” means individual, company, partnership or other entities), acquire any person or invest in any person.

5.6	Without prior written consent by Party A, not to take any action or any nonfeasance that may affect materially Gamease’s assets, business and liabilities; Without prior written consent by Party A, not, upon the execution of this Agreement, to sale, transfer, mortgage or dispose, in any other form, any asset, legitimate or beneficial interest of business or income of Gamease, or to approve any other security interest set on it.

5.7	Upon the request of Party A, to appoint any person designated by Party A to be the directors and senior management personnel of Gamease.

5.8	Upon the exercise of the option and to the extent permitted by PRC laws, to transfer all or part of equity interests of Gamease held by Party B to the person designated by Party A in any time unconditionally, and to waive the first right of refusal for the equity interests to be transferred held by the other shareholder of Gamease.

5.9	Not to request Gamease to distribute the dividend; and not to approve any shareholders’ resolution which may cause Gamease to distribute dividend to its shareholders.

5.10	Without prior written consent by Party A, not, in any form, to supplement, change or modify the Articles of Association of Gamease, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other forms.

5.11	According to fair finance and business standard and tradition, to maintain the existence of the corporation, prudently and effectively operate business and deal with works; to provide materials relating to Gamease’s operation and financial conditions upon Party A’s request; and to normally operate all business to maintain the asset value of Gamease.

5.12	Without prior written notice by Party A, not cause, inherit, guarantee or allow the existence of any debt, other than (i) the debt arising from normal or daily business but not from borrowing; and (ii)the debt disclosed to Party A and obtained the written consent from Party A.

5.13	Without prior written consent by Party A, not to enter into any material agreement, other than the agreement in the process of normal business (as in this paragraph, the amount in the agreement that exceeds a hundred thousand Yuan (RMB 100,000) shall be deemed as a material agreement).

5.14	In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defend against fall claims of compensation; to notify Party A the occurrence or the potential occurrence of any litigation, arbitration or administrative procedure related to Gamease.

5.15	To exercise the rights as Gamease’s shareholder upon the request by Party A and only upon Party A’s written authorization.

5.16	To prudently comply with the provisions of this Agreement and perform all obligations under these Agreements, without taking any action or any nonfeasance that sufficiently affects the validity and enforceability of this Agreement.

5.17	The Parties agree and confirm the meaning of “Party A’s written notice” pursuant to this Agreement means the consent shall be approved by the board of Party A, but if such consent only approved by Party B, such consent shall not be deemed as satisfied with the obtaining of written notice from Party A.

6.	Taxes and Expenses

Unless otherwise provided in this Agreement, the Parties shall, according to the PRC laws, bear any and all taxes and expenses pursuant to this Agreement. Other taxes and reasonable expense regarding the loan shall be borne by Party A.

7.	Effectiveness and Termination

7.1	This Agreement is concluded upon its execution and takes effect on the date hereof.

7.2	The Parties agree and confirm the this Agreement shall be terminated when the Parties has completed to perform their obligation under this Agreement; the Parties further agree and confirm that Party B shall be deemed the completion of performing their obligations under this agreement only if the following requirements are met:

(1)	Party B has transferred all equity interests of Gamease to Party A and/or its designated person; and,

(2)	Party B has repaid the total amount caused from the equity interest transferring according to this Agreement or the proceeds stipulated by Purchase Agreement to Party A.

7.3	Party B cannot terminate or revoke unilaterally this Agreement unless (1) Party A commits the gross negligence, fraud or other material illegal action; or (2) Party A terminates as a result of bankruptcy, dissolution, or being ordered to be closed down according to laws.

8.	Breach of Contract

8.1

If any party (“Defaulting Party”) breaches any provision of this Agreement, which may cause the damages of the other party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in written and request it to rectify and correct such breach of contract; if the Defaulting Party cannot take any action satisfied by Non-defaulting Party and rectify and correct such breach within fifteen (15) days upon the issuance of the written notice, the Non-defaulting Party could take the actions pursuant to this Agreement or other measures in accordance with laws.

8.2	If Party B can not repay the loan pursuant to this Agreement, Party B shall pay the penalty at a rate of 0.2‰ per day for any outstanding loan to Party A (from the request date for repayment by Party A), and shall also indemnify Party A on a full indemnity basis against all direct economic damages due to breach of contract by Party A (including but not limited to market value of pending equity interests held by Party B or outstanding loan, which is the higher).

9.	Confidentiality

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

(a)	The materials that is known or may be known by the Public (but not include the materials disclosed by each party receiving the materials );

(b)	The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

(c)	if any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any party, such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

10.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be in written and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Party A:	Beijing AmazGame Age Internet Technology Co., Ltd.
Legal Address:	No. 1210, Building 3, No. 3 Xijing Road, Badachu High-Tech Zone, Shijingshan District, Beijing
Postcode:	100041
Tel:
Fax:

Party B:
Address:
Postcode:
Tel:
Fax:

11.	Applicable Law and Dispute Resolution

11.1	The execution, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

11.2	The parties shall strive to settle any dispute arising from this Agreement through friendly consultation.

11.3	In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to Beijing Arbitration Commission in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final conclusive and binding upon both parties. If there is any dispute is in process of arbitration, other then the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

12.	Miscellaneous

12.1	The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

12.2	The Parties confirm that this Agreement shall constitute the entire agreement of the Parties upon its effectiveness with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal or/and written agreements and understandings.

12.3	This Agreement shall be binding and benefit the successor of each Party and the transferee allowed by each Party. Without the prior written notice by Party A, Party B shall not transfer, pledge or dispose in other manners its rights, interest and obligation pursuant to this Agreement.

12.4	Party B hereby agrees that, (i) if Party B dies, Party B agree to transfer the rights and obligation pursuant to this Agreement to the person designated by Party A; (ii) Party A could transfer its rights and obligation pursuant to this Agreement to other third parties. Party A only needs to issue a written notice to Party B for such transfer and no need to obtain the consent by Party B.

12.5	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

12.6	If any provision of this Agreement is judged as void, invalid or non-enforceable according to relevant laws, the provision shall be deemed invalid only within the applicable area of the PRC Laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and replace those void, invalid or non-enforceable provisions with valid provisions to the extent which such provisions could be valid, effective and enforceable.

12.7	Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

12.8	This Agreement is executed with four (4) original copies; each Party holds two (2) original copies and each original copy has the same legal effect.

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

[No Text Below]

[Signature Page]

Party A: Beijing AmazGame Age Internet Technology Co., Ltd.

Signature:

Legal/Authorized Representative:

Name:

Position:

Party B:

Signature: